Exhibit 99(b)

                                   CNF INC.
          COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                            (Dollars in thousands)

                                                       Three Months Ended
                                                            March 31,
                                                   ---------------------------
                                                         2002            2001
                                                   -----------     -----------
Combined Fixed Charges and Preferred
  Stock Dividends:
    Interest Expense                                $   5,885       $   7,793
    Capitalized Interest                                  248             609
    Dividend Requirement on Series B
      Preferred Stock [1]                               2,604           2,666
    Dividend Requirement on Preferred Securities
      of Subsidiary Trust                               1,563           1,563
    Interest Component of
      Rental Expense [2]                                5,812          11,477
                                                   -----------     -----------
                                                    $  16,112       $  24,108
                                                   -----------     -----------

Earnings:
   Income from Continuing Operations before Taxes   $  33,222       $  25,928
   Fixed Charges                                       16,112          24,108
     Capitalized Interest                                (248)           (609)
     Preferred Dividend Requirements [3]               (2,604)         (2,666)
                                                   -----------     -----------
                                                    $  46,482       $  46,761
                                                   -----------     -----------
Ratio of Earnings to Combined Fixed Charges
   and Preferred Stock Dividends:                         2.9x            1.9x
                                                   ===========     ===========

[1] Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by the Company's Thrift and Stock Plan.

[2] Estimate of the interest portion of lease payments.

[3] Preferred stock dividend requirements included in fixed charges but not deducted in the determination of Income from Continuing Operations before Taxes.